Exhibit 99

                                      CEO Views
                             on 1996 Results and Outlook

     McDonald's global foodservice business delivered impressive results in the first nine months and third quarter of 1996, despite operating results that were negatively impacted by weak economies in several major countries, an extremely competitive U.S. environment, severe weather, and difficult comparisons due to the exceptional performance of many markets in 1995.
     Net income per common share increased 12 percent for the nine months and 11 percent for the third quarter.
          We are confident about the tremendous growth opportunities available to McDonald's outside of the United States. This confidence is inspired by the strong acceptance of McDonald's brand in more and more markets around the world. On opening day in India last Sunday, 10,000 customers had their first taste of McDonald's as we opened our first restaurant ever without hamburgers on the menu in Delhi. We enjoy a significant lead over the competition outside of the United States and plan to extend this lead through our Convenience Strategy. Our objective is to grow international sales at a compound annual rate in the mid- to high-teens and international operating income at a compound annual rate of about 20 percent as measured over a five-year period.
          It's important to evaluate the strength of our international business within the context of a longer-term perspective. For example, excluding the impact of changing foreign currencies and comparing third quarter 1996 to third quarter 1994, international operating income grew 35 percent over this two-year period. Comparing the first nine months of 1996 to the first nine months of 1994, the increase in international operating income over this two-year period was 41 percent, excluding the impact of changing foreign currencies and a noncash charge related to the adoption of a new accounting standard. This perspective underscores the success of our international strategy.
          Our U.S. restaurants are operating in a complex, dynamic and difficult marketplace and recent operating performance has fallen short of our goals. Yet, we are very optimistic about our long-term opportunities to grow in the domestic marketplace. To add more strength to this part of our business, I recently reorganized management to better align staff and line functions and bring more management firepower where we need it. Our objective is to grow U.S. sales and operating income at a compound annual rate in the mid-single digits as measured over a five-year period and we intend to improve results to achieve this long-term objective.
          We will focus on four U.S. initiatives to improve performance: delivering great food taste, enhancing the quality of service, strengthening strategic marketing and adding new restaurants. Our recent introduction of Arch Deluxe, Crispy Chicken Deluxe, Grilled Chicken Deluxe and Fish Filet Deluxe sandwiches is part of a broader food taste initiative and we are pleased with the initial response from our customers. The unique alliance we have formed with Disney is an example of our strategic marketing initiative which should deliver competitive advantages.
          We are confident in our growth strategies and expect 1996 to be another record-breaking year. We will use our growing cash flow and debt capacity to fund global expansion, pay dividends, and repurchase stock under our $2 billion, three-year program.

     Sincerely,

     /s/ Michael R. Quinlan
     -------------------------------------
     Michael R. Quinlan
     Chairman and Chief Executive Officer, Shareholder
     October 18, 1996



  Investor Release
  FOR IMMEDIATE RELEASE            FOR MORE INFORMATION CONTACT:
  10/18/96                         Investors:  Mary Healy, 630-575-6429
                                   Media:  Chuck Ebeling, 630-575-6150


                     McDONALD'S REPORTS STRONG GLOBAL RESULTS


  OAK BROOK, IL -- McDonald's Corporation today announced record results for the nine months and quarter ended September 30, 1996:

  -Net income per common share rose 12 percent for the nine months and
   11 percent for the quarter.
  -Net income grew 10 percent for the nine months and quarter.
  -Total revenues rose 9 and 8 percent for the nine months and quarter. -Systemwide sales were up 6 and 5 percent for the nine months and quarter. -Operating income outside of the U.S. contributed 56 percent for the nine months and 59 percent for the quarter to consolidated operating income.

  Key highlights
  Dollars in millions, except              Nine months ended September 30
  per common share data               --------------------------------------
                                         1996        1995        Increase
                                      ---------   --------   --------------
  - Systemwide sales                  $23,527.6  $22,179.5   $1,348.1    6%
  - Total revenues                      7,864.9    7,209.0      655.9    9
  - Operating income                    2,018.6    1,955.2       63.4    3
  - Net income                          1,162.6    1,060.5      102.1   10
  - Net income per common share            1.63       1.46        .17   12


                                             Quarters ended September 30
                                      -------------------------------------
                                         1996        1995         Increase
                                      ---------   --------   --------------
  - Systemwide sales                  $ 8,286.1  $ 7,866.6   $  419.5    5%
  - Total revenues                      2,773.8    2,580.1      193.7    8
  - Operating income                      744.0      722.1       21.9    3
  - Net income                            440.6      400.1       40.5   10
  - Net income per common share             .62        .56        .06   11


  SUMMARY COMMENTARY
  Chairman and Chief Executive Officer Michael R. Quinlan said, "McDonald's global foodservice business delivered impressive results in the first nine months and third quarter of 1996, despite operating results that were negatively impacted by weak economies in several major countries, an extremely competitive U.S. environment, severe weather, and difficult comparisons due to the exceptional performance of many markets in 1995. Net income per common share increased 12 percent for the nine months and 11 percent for the third quarter.
       "We are confident about the tremendous growth opportunities available to McDonald's outside of the United States. This confidence is inspired by the strong acceptance of McDonald's brand in more and more markets around the world. On opening day in India last Sunday, 10,000 customers had their first taste of McDonald's as we opened our first restaurant ever without hamburgers on the menu in Delhi. We enjoy a significant lead over the competition outside of the United States and plan to extend this lead through our Convenience Strategy. Our objective is to grow international sales at a compound annual rate in the mid- to high-teens and international operating income at a compound annual rate of about 20 percent as measured over a five-year period.
       "Our U.S. restaurants are operating in a complex, dynamic and difficult marketplace and recent operating performance has fallen short of our goals. Yet, we are very optimistic about our long-term opportunities to grow in the domestic marketplace. To add more strength to this part of our business, I recently reorganized management to better align staff and line functions and bring more management firepower where we need it. Our objective is to grow U.S. sales and operating income at a compound annual rate in the mid-single digits as measured over a five-year period and we intend to improve results to achieve this long-term objective.
       "We will focus on four U.S. initiatives to improve performance: delivering great food taste, enhancing the quality of service, strengthening strategic marketing and adding new restaurants.
       "We are confident in our growth strategies and expect 1996 to be another record-breaking year. We will use our growing cash flow and debt capacity to fund global expansion, pay dividends, and repurchase stock under our $2 billion, three-year program."


  CONSOLIDATED OPERATING RESULTS
  Net income and net income per common share increased 10 and 12 percent for the nine months, respectively, and 10 and 11 percent for the quarter, respectively. Excluding the noncash charge for the adoption of SFAS 121, net income and net income per common share increased 11 and 13 percent for the nine months, respectively. In the first nine months of 1996, the Company repurchased about $390 million of its common stock.
       Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees are based upon a percent of sales with specified minimum payments. The increases in sales and revenues for both periods were due to worldwide expansion, offset in part by negative comparable sales and weaker foreign currencies.

  Systemwide restaurant additions             Nine months        Quarters
                                          ended September 30  ended September 30
                                          --------------------------------------
                                             1996     1995      1996    1995
                                             -----    ----      ----    ----
  Traditional restaurants
     U.S.                                     319      326       136      142
     Outside of the U.S.                      878      568       450      250
        Total traditional
        restaurant additions                1,197      894       586      392

  Satellite restaurants
     U.S.                                     165      389        35      150
     Outside of the U.S.                      249      170       107       77
        Total satellite
        restaurant additions                  414      559       142      227

  Systemwide restaurants
     U.S.                                     484      715       171      292
     Outside of the U.S.                    1,127      738       557      327
        Systemwide
        restaurant additions                1,611    1,453       728      619


  Traditional restaurants under construction                  At September 30
                                                              ---------------
                                                               1996    1995
                                                               ----    ----
     U.S.                                                       191    203
     Outside of the U.S.                                        396    313
        Total traditional restaurants
        under construction                                      587    516


  Consolidated operating margins          Nine months             Quarters
                                       ended September 30   ended September 30
                                       ----------------------------------------
                                         1996      1995        1996      1995
  In millions of dollars                 ----      ----        ----      ----
  Company-operated                     $1,040.7  $  980.4     $383.5   $363.9
  Franchised                            1,879.6   1,780.0      666.0    636.5
  As a percent of sales/revenues
  Company-operated                         18.7      19.4       19.5     20.1
  Franchised                               81.7      82.5       82.4     82.9

       Franchised margin dollars comprised about two-thirds of the combined operating margins, the same as in the prior year. Franchised margins as a percent of applicable revenues declined for both periods. This decline reflected negative comparable sales and a higher proportion of leased sites which have financing costs embedded in rent expense, contrasted with owned sites whose financing costs are reflected in interest expense. Company-operated margins as a percent of sales decreased for both periods as food & paper and payroll costs were relatively flat, while occupancy & other operating costs increased as a percent of sales.
       The increases in general, administrative & selling expenses were primarily due to strategic global spending to support the Convenience, Value and Execution Strategies including new country development and new U.S. food taste initiatives.
       The increases in consolidated operating income primarily reflected higher combined operating margin dollars, partially offset by higher general, administrative & selling expenses and lower other operating income for the nine months.
       Other operating (income) expense--net is composed of transactions related to franchising and the foodservice business, the details of which are shown in the following chart. The decrease in equity in earnings for the nine months occurred primarily because of nonrecurring income items recognized in 1995, partially offset by stronger operating results from affiliates. A weaker Japanese Yen contributed to the decreases for both periods. The increase in other expenses for the nine months reflected the $16 million noncash charge related to the adoption of SFAS 121 recorded in the first quarter of 1996 and increased provisions for property dispositions. The decrease in other expenses for the quarter reflected lower provisions for property dispositions.

  Other operating (income) expense--net      Nine months          Quarters
                                          ended September 30  ended September 30
                                          --------------------------------------
                                             1996     1995     1996    1995
  In millions of dollars                     ----     ----     ----    ----
  Gains on sales of restaurant businesses   $(57.1)  $(45.0) $(14.8)  $(16.6)
  Equity in earnings of unconsolidated
    affiliates                               (60.8)   (75.9)  (26.4)   (28.2)
  Other                                       34.2     31.2    (1.2)     9.0
  Other operating (income) expense--net     $(83.7)  $(89.7) $(42.4)  $(35.8)


       The decreases in interest expense were due to lower average interest rates and weaker foreign currencies, partially offset by higher debt levels.
       Nonoperating income (expense) was impacted by lower losses associated with the Company's investment in Discovery Zone common stock, as the carrying value of this investment was reduced to zero in the first quarter of 1996. Nonoperating income (expense) also reflected translation gains in 1996 compared to translation losses in 1995.
       The effective income tax rate was 32.7 percent for the first nine months of 1996, compared to 34.9 percent for the first nine months of 1995 and 34.2 percent for the year 1995. The 1996 decrease was primarily due to lower taxes related to foreign operations. For the year, the Company expects the effective tax rate to be about 32.5 percent.


  U.S. OPERATING RESULTS
  Restaurant expansion was responsible for increasing U.S. sales as we added 899 restaurants in the last 12 months. Comparable U.S. sales were negative for both periods reflecting an extremely competitive U.S. operating environment, and at times, difficult comparisons and severe weather. The U.S. business continued its emphasis on value and customer satisfaction in the form of Extra Value Meals, Happy Meals and the three-tier value program as well as through promotions like "When the U.S. Wins, You Win" in July and Walt Disney World 25th Anniversary collector glasses in September.

  U.S. operating results                  Nine months         Quarters
                                      ended September 30  ended September 30
                                      --------------------------------------
                                        1996    1995       1996     1995
                                        ----    ----       ----     ----
  Percent increase/(decrease)
  Sales                                    3       7          2        5
  Revenues                                 3       8          1        6
  Operating income                        (3)      3         (5)       2
  As a percent of sales/revenues
  Company-operated margins              16.8    17.8       16.8     18.3
  Franchised margins                    81.7    82.7       82.1     82.6

       The decreases in U.S. operating income for both periods reflected lower Company-operated margin dollars and higher general, administrative & selling expenses, partially offset by higher franchised margin dollars. Higher other operating expenses also contributed to the nine month decrease.
       The declines in Company-operated margins as a percent of sales primarily resulted from higher payroll and occupancy & other operating expenses, partially offset by lower food & paper costs. The declines in franchised margins as a percent of revenues were due to negative comparable sales and increased rent expense reflecting a higher proportion of leased sites resulting from accelerated expansion.


  OPERATING RESULTS OUTSIDE OF THE U.S.
  Expansion was primarily responsible for sales increases outside of the U.S., offset in part by weaker foreign currencies. The difference between the percentage increases in sales and revenues for both periods is primarily due to the weakening Japanese Yen that had a greater effect on sales versus revenues and the higher growth rate in Company-operated versus franchised restaurants. If exchange rates had remained at 1995 levels, sales outside of the U.S. would have increased 15 and 14 percent for the nine months and quarter, respectively.

  Operating results outside               Nine months         Quarters
  of the U.S.                         ended September 30  ended September 30
                                      --------------------------------------
                                        1996    1995       1996     1995
  Percent increase                      ----    ----       ----     ----
  Sales                                   10      30          9       24
  Revenues                                14      31         13       25
  Operating income                         9      34         11       25
  As a percent of sales/revenues
  Company-operated margins              19.8    20.5       21.0     21.2
  Franchised margins                    81.7    82.1       82.8     83.2

       Of the fifteen largest international markets, the following had strong sales and operating income growth for the first nine months of 1996: Japan and Hong Kong in Asia/Pacific; and England, Italy, Spain and Sweden in Europe. In the third quarter, Hong Kong, England, Italy, Spain, Sweden and Taiwan had strong sales and operating income growth. In Latin America, Brazil's results were good compared with exceptional performance last year. Results in Mexico continued to be weak due to its adverse economy and currency devaluation; however, we continue to believe this market offers long-term potential and are encouraged by recent improvement in operating results. Our business in Canada, France and Germany continued to be negatively impacted by weak economies.
       The increases in operating income outside of the U.S. were driven by higher combined operating margin dollars resulting from expansion and cost efficiencies, partially offset by weaker foreign currencies and higher general, administrative & selling expenses driven by new country development. Excluding the impact of weaker foreign currencies and the $16 million noncash charge for the adoption of the accounting standard for asset impairment for restaurant sites in Mexico recorded in the first quarter of 1996, operating income outside of the U.S. increased 13 percent for the nine months and 14 percent for the quarter.
       Company-operated margins as a percent of sales declined for both periods, however, the decrease continued to narrow in the third quarter. The slight decrease for the quarter was primarily due to increases in occupancy & other operating costs, significantly offset by lower payroll costs. Food & paper costs were relatively flat for the quarter. For the nine months, food & paper and occupancy & other operating costs increased, while payroll costs were relatively flat. While Brazil and Taiwan contributed to the decline in Company-operated margins for the nine months, margin trends in both markets improved in the third quarter and strategic initiatives implemented in both markets resulted in sales and market share gains.
       Franchised margins as a percent of revenues decreased slightly for both periods, reflecting pressure on comparable sales primarily in Europe and Canada.


  IMPACT OF FOREIGN CURRENCIES ON REPORTED RESULTS
  While changing foreign currencies impact reported results, McDonald's lessens short-term cash exposures by primarily purchasing goods and services in local currencies, financing in local currencies and hedging foreign-denominated cash flows.
       The weakening of the Japanese Yen and Deutsche Mark were the primary foreign currency changes impacting 1996 results. If exchange rates had remained at 1995 levels, results would have been as follows:

  Foreign currency impact
  on international results
                                     Nine months ended September 30, 1996
                           -----------------------------------------------------
                           Reported   Adjusted  Adjustment  Reported  Adjusted
  Dollars in millions      --------   --------  ----------  --------  --------
  Sales                   $11,342.9  $11,835.4   $(492.5)      10%       15%
  Operating income          1,131.1    1,159.4     (28.3)       9        12


                                       Quarter ended September 30, 1996
                           -----------------------------------------------------
                           Reported   Adjusted  Adjustment  Reported  Adjusted
                           --------   --------  ----------  --------  --------
  Sales                    $4,103.0   $4,282.5   $(179.5)       9%       14%
  Operating income            439.6      450.8     (11.2)      11        14


  Foreign currency impact
  on worldwide results
                                     Nine months ended September 30, 1996
                           -----------------------------------------------------
                           Reported   Adjusted  Adjustment  Reported  Adjusted
  Dollars in millions      --------   --------  ----------  --------  --------
  Systemwide sales        $23,527.6  $24,020.1   $(492.5)       6%        8%
  Operating income          2,018.6    2,046.9     (28.3)       3         5
  Net income                1,162.6    1,171.1      (8.5)      10        10


                                       Quarter ended September 30, 1996
                           -----------------------------------------------------
                           Reported   Adjusted  Adjustment  Reported  Adjusted
                           --------   --------  ----------  --------  --------
  Systemwide Sales        $ 8,286.1  $ 8,465.6   $(179.5)       5%        8%
  Operating Income            744.0      755.2     (11.2)       3         5
  Net Income                  440.6      445.0      (4.4)      10        11


  NEW ACCOUNTING STANDARD
  The Company adopted Statement of Financial Accounting Standard 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, in the first quarter 1996. This statement requires impairment losses be recognized for long-lived assets, whether these assets are held for disposal or continue to be used in operations, when indicators of impairment are present and the fair value of assets are estimated to be less than carrying amounts. The fair value of assets was based on projected future cash flows. The adoption of this standard resulted in a $16 million noncash pre-tax charge in other operating (income) expense, equivalent to 2 cents per common share, related to restaurant sites in Mexico.


                                      McDONALD'S CORPORATION
                            CONDENSED CONSOLIDATED STATEMENT OF INCOME

  Dollars and shares in millions,                Nine months ended September 30
  except per common share data         ----------------------------------------
                                                              Increase(Decrease)
                                                              ------------------
                                           1996       1995         $       %
                                           ----       ----      ------   ------

  SYSTEMWIDE SALES                      $23,527.6  $22,179.5   1,348.1      6

  Revenues
  Sales by Company-operated
   restaurants                          $ 5,565.2  $ 5,051.3     513.9     10
  Revenues from franchised
   restaurants                            2,299.7    2,157.7     142.0      7

  TOTAL REVENUES                          7,864.9    7,209.0     655.9      9

  Operating costs and expenses
  Company-operated restaurants            4,524.5    4,070.9     453.6     11
  Franchised restaurants--
    occupancy costs                         420.1      377.7      42.4     11
  General, administrative and
    selling expenses                        985.4      894.9      90.5     10
  Other operating (income)
    expense--net(1)                         (83.7)     (89.7)      6.0     (7)

       Total operating costs
        and expenses(1)                   5,846.3    5,253.8     592.5     11

  OPERATING INCOME(1)                     2,018.6    1,955.2      63.4      3

  Interest expense                          252.3      252.5      (0.2)     0
  Nonoperating income (expense)--net        (38.8)     (73.2)     34.4    (47)

  Income before provision for
    income taxes(1)                       1,727.5    1,629.5      98.0      6

  Provision for income taxes                564.9      569.0      (4.1)    (1)

  NET INCOME(1)                         $ 1,162.6  $ 1,060.5     102.1     10

  NET INCOME PER COMMON SHARE(1)(2)     $     1.63 $     1.46       .17    12

  Weighted average common shares
    outstanding(3)                          699.1      699.6



  Dollars and shares in millions,              Quarters ended September 30
  except per common share data            --------------------------------------
                                                              Increase(Decrease)
                                                              ------------------
                                            1996       1995        $       %
                                            -----      -----    -----    ------

  SYSTEMWIDE SALES                       $8,286.1   $7,866.6     419.5      5

  Revenues
  Sales by Company-operated restaurants  $1,965.6   $1,811.9     153.7      8
  Revenues from franchised restaurants      808.2      768.2      40.0      5

  TOTAL REVENUES                          2,773.8    2,580.1     193.7      8

  Operating costs and expenses
  Company-operated restaurants            1,582.1    1,448.0     134.1      9
  Franchised restaurants--occupancy costs   142.2      131.7      10.5      8
  General, administrative and selling
    expenses                                347.9      314.1      33.8     11
  Other operating (income) expense--net(1)  (42.4)     (35.8)     (6.6)    18

       Total operating costs and
       expenses(1)                        2,029.8    1,858.0     171.8      9

  OPERATING INCOME(1)                       744.0      722.1      21.9      3

  Interest expense                           84.7       86.1      (1.4)    (2)
  Nonoperating income (expense)--net         (9.4)     (26.5)     17.1    (65)

  Income before provision for
    income taxes(1)                         649.9      609.5      40.4      7

  Provision for income taxes                209.3      209.4      (0.1)     0

  NET INCOME(1)                          $  440.6   $  400.1      40.5     10

  NET INCOME PER COMMON SHARE(1)(2)      $    0.62  $    0.56      0.06    11

  Weighted average common shares
    outstanding(3)                          697.8      698.4

  (1) Including the noncash charge related to the adoption of SFAS 121 for the nine months ended September 30, 1996.

  (2) Computed using net income reduced by preferred stock dividends (net of tax) of $20.7 and $31.8 million for the nine months ended September 30, 1996 and 1995, respectively, and $6.9 and $8.0 million for the quarters of 1996 and 1995, respectively. Also, for the nine months ended September 30, 1995, net income was reduced by $3.9 million for the one-time effect of the exchange of Series E Preferred Stock for subordinated debt in the second quarter 1995, and by $.4 million for the effect of the repurchase of additional Series E Preferred Stock in the third quarter 1995.

  (3)  During 1995, shares of Series B and C Preferred Stock were converted into
  8.7 million common shares.


                              McDONALD'S CORPORATION
                              FINANCIAL INFORMATION

                                            Nine months ended September 30
                                     ------------------------------------------
  Dollars in millions                                     Increase (Decrease)
                                                          ------------------
                                     1996         1995         $         %
                                     ----         ----       ----      ----
  SYSTEMWIDE SALES
  ----------------
  U.S.
  ----
  Operated by franchisees          $ 9,422.6   $ 9,313.1      109.5      1
  Operated by the Company            2,085.2     2,034.9       50.3      2
  Operated by affiliates               676.9       506.2      170.7     34
                                   ---------   ---------    -------     --
                                    12,184.7    11,854.2      330.5      3
                                   ---------   ---------    -------     --
  Outside of the U.S.
  -------------------
  Operated by franchisees            5,402.3     4,907.7      494.6     10
  Operated by the Company            3,480.0     3,016.4      463.6     15
  Operated by affiliates             2,460.6     2,401.2       59.4      2
                                   ---------   ---------    -------     --
                                    11,342.9    10,325.3    1,017.6     10
                                   ---------   ---------    -------     --
                                   $23,527.6   $22,179.5    1,348.1      6
                                   =========   =========   ========    ===
  By Type
  -------
  Operated by franchisees          $14,824.9   $14,220.8      604.1      4
  Operated by the Company            5,565.2     5,051.3      513.9     10
  Operated by affiliates             3,137.5     2,907.4      230.1      8
                                   ---------   ---------    -------     --
                                   $23,527.6   $22,179.5    1,348.1      6
                                   =========   =========   ========    ===

  ---------------------------------------------------------------------------

  TOTAL REVENUES
  U.S.                             $ 3,432.5   $ 3,328.0      104.5      3
  Outside of the U.S.                4,432.4     3,881.0      551.4     14
                                   ---------   ---------    -------     --
                                   $ 7,864.9   $ 7,209.0      655.9      9
                                   =========   =========   ========    ===

  ---------------------------------------------------------------------------

  OPERATING INCOME
  U.S.                             $   926.4   $   951.6      (25.2)    (3)
  Outside of the U.S.*               1,131.1     1,038.2       92.9      9
  Corporate G&A                        (38.9)      (34.6)      (4.3)    12
                                   ---------   ---------    -------     --
                                   $ 2,018.6   $ 1,955.2       63.4      3
                                   =========   =========   ========    ===

  *Excluding the impact of weaker foreign currencies and the $16 million noncash charge related to the adoption of SFAS 121, operating income outside of the U.S. increased 13 percent.

  ---------------------------------------------------------------------------

  PERCENT CONTRIBUTION TO COMBINED OPERATING MARGINS

                                     Nine months ended September 30
                                     ------------------------------
                                          1996           1995
                                          ----           ----
  Company-operated
  ----------------
  U.S.                                     34             37
  Outside of the U.S.                      66             63
                                          ---            ---
                                          100            100
                                          ===            ===

  Franchised
  ----------
  U.S.                                     59             60
  Outside of the U.S.                      41             40
                                          ---            ---
                                          100            100
                                          ===            ===


                              McDONALD'S CORPORATION
                              RESTAURANT INFORMATION*

                                                      At September 30
                                           ----------------------------------
                                                          Increase (Decrease)
                                                          -------------------
                                             1996     1995       #         %
                                             ----     ----      ---      ---
  TRADITIONAL RESTAURANTS
  U.S.
  ----
  Operated by franchisees                   8,403    7,989      414       5
  Operated by the Company                   1,604    1,607       (3)     (0)
  Operated by affiliates                      653      474      179      38
                                           ------   ------    -----      --
                                           10,660   10,070      590       6
                                           ------   ------    -----      --
  Outside of the U.S.
  -------------------
  Operated by franchisees                   3,440    2,878      562      20
  Operated by the Company                   2,174    1,743      431      25
  Operated by affiliates                    1,732    1,408      324      23
                                           ------   ------    -----      --
                                            7,346    6,029    1,317      22
                                           ------   ------    -----      --
                                           18,006   16,099    1,907      12
                                           ======   ======    =====      ==
  By Type
  -------
  Operated by franchisees                  11,843   10,867      976       9
  Operated by the Company                   3,778    3,350      428      13
  Operated by affiliates                    2,385    1,882      503      27
                                           ------   ------    -----      --
                                           18,006   16,099    1,907      12
                                           ======   ======    =====      ==

  ---------------------------------------------------------------------------

  SATELLITE RESTAURANTS
  U.S.                                      1,192      883      309      35
  Outside of the U.S.                         793      421      372      88
                                           ------   ------    -----      --
                                            1,985    1,304      681      52
                                           ------   ------    -----      --

  ---------------------------------------------------------------------------

  SYSTEMWIDE RESTAURANTS
  U.S.                                     11,852   10,953      899       8
  Outside of the U.S.                       8,139    6,450    1,689      26
                                           ------   ------    -----      --
                                           19,991   17,403    2,588      15
                                           ======   ======    =====      ==

  ---------------------------------------------------------------------------

  SYSTEMWIDE COUNTRIES                         94       84

  ---------------------------------------------------------------------------

  TOTAL RESTAURANTS IN MARKETS OUTSIDE OF THE U.S.

  Japan                                        1,823   1,344      479    36
  Canada                                         959     862       97    11
  Germany                                        698     632       66    10
  England                                        619     551       68    12
  Australia                                      572     494       78    16
  France                                         500     399      101    25
  Brazil                                         271     223       48    22
  Taiwan                                         147      99       48    48
  Netherlands                                    138     121       17    14
  Italy                                          129      28      101   N/M
  Mexico                                         120     130      (10)   (8)
  Sweden                                         114      94       20    21
  Hong Kong                                      114      92       22    24
  New Zealand                                    112      88       24    27
  Spain                                          110      91       19    21
  Other                                        1,713   1,202      511    43
                                               8,139   6,450    1,689    26


  *The Company, its franchisees and affiliates operate traditional and satellite restaurants. Satellite restaurants generally offer a simplified menu and are smaller in size and sales volume compared to traditional restaurants.